January 2012 Preliminary Terms No. 49 Registration Statement No. 333-178081 Dated January 17, 2012 Filed pursuant to Rule 433
S T R U C T U R E D I N V E S T M E N T S
Opportunities in U.S. Equities

Contingent Income Auto-Callable Securities due January    , 2017
Based on the Performance of the S&P 500® Index
Contingent Income Auto-Callable Securities offer the opportunity for investors to earn a contingent quarterly payment equal to 2.25% to 2.75% of the stated principal amount, with respect to each coupon determination date on which the closing value of the underlying index is greater than or equal to 80% of the initial index value, which we refer to as the coupon barrier level.  If the closing value of the underlying index is greater than or equal to the initial index value on any redemption determination date, the securities will be automatically redeemed for an amount per security equal to the stated principal amount and the contingent quarterly payment.  In addition, if, on any coupon determination dates, the closing value of the underlying index is less than the coupon barrier level, you will not receive any contingent quarterly payment for that quarterly period.  As a result, investors must be willing to accept the risk of not receiving any contingent quarterly payment and also the risk of being exposed to the decline in the closing value of the underlying index at maturity and thus, receiving a payment at maturity that is less than $6.00 per security and could be zero, which will occur if the securities are not redeemed prior to maturity and the closing value of the underlying index is below the downside threshold level on the final determination date. Accordingly, the securities do not guarantee any return of principal at maturity.  Investors will not participate in any appreciation of the underlying index.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Underlying index:	S&P 500® Index
Aggregate principal amount:	$
Stated principal amount:	$10 per security
Issue price:	$10 per security
Pricing date:	January , 2012
Original issue date:	January , 2012 (3 business days after the pricing date)
Maturity date:	January , 2017
Early redemption:
If, on any of the first four annual redemption determination dates, the determination closing value of the underlying index is greater than or equal to the initial index value, the securities will be automatically redeemed for an early redemption payment on the third business day following the related redemption determination date.

Early redemption payment:
The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related redemption determination date (which is also a coupon determination date).

Determination closing value:	The closing value of the underlying index on any redemption or coupon determination date other than the final determination date
Redemption determination dates:
January    , 2013, January    , 2014, January    , 2015, January    , 2016 and January    , 2017, subject to postponement for non-index business days and certain market disruption events.  We also refer to January    , 2017 as the final determination date.  Each of the redemption determination dates is also a coupon determination date.

Contingent quarterly payment:	•
If, on any coupon determination date, the determination closing value or the final index value, as applicable, is greater than or equal to the coupon barrier level, we will pay a contingent quarterly payment of $0.225 to $0.275 (2.25% to 2.75% of the stated principal amount) per security on the related contingent payment date.  The actual contingent quarterly payment will be determined on the pricing date.

•
If, on any coupon determination date, the determination closing value or the final index value, as applicable, is less than the coupon barrier level, no contingent quarterly payment will be made with respect to that coupon determination date.

Coupon determination dates:
April      , 2012, July     , 2012, October      , 2012, January      , 2013, April      , 2013, July      , 2013, October      , 2013, January      , 2014, April      , 2014, July      , 2014, October      , 2014, January      , 2015, April      , 2015, July      , 2015, October      , 2015, January      , 2016, April      , 2016, July      , 2016, October      , 2016, and January      , 2017. We also refer to January      , 2017 as the final determination date.

Contingent payment dates:
With respect to each coupon determination date other than the final determination date, the third business day after the related coupon determination date.  The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.

Payment at maturity:	•	If the final index value is greater than or equal to the coupon barrier level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date
	•	If the final index value is less than the coupon barrier level but greater than or equal to downside threshold level:	the stated principal amount
	•	If the final index value is less than the downside threshold level:	(i) the stated principal amount times (ii) the index performance factor
Index performance factor:	The final index value divided by the initial index value
Coupon barrier level:	, which is equal to 80% of the initial index value
Downside threshold level:	, which is equal to 60% of the initial index value
Initial index value:	The closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the final determination date
CUSIP:	61760T355
ISIN:	US61760T3555
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per security	$10.00	$0.30	$9.70
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.30 for each security they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Product Supplement for Auto-Callable Securities dated November 21, 2011
Index Supplement dated November 21, 2011                                           Prospectus dated November 21, 2011
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Contingent Income Auto-Callable Securities due January    , 2017
Based on the Performance of the S&P 500® Index

Investment Overview

The Contingent Income Auto-Callable Securities due January    , 2017 Based on the Performance of the S&P 500® Index, which we refer to as the securities, provide an opportunity for investors to earn a contingent quarterly payment, which is an amount equal to $0.225 to $0.275 (2.25% to 2.75% of the stated principal amount) per security, with respect to each quarterly coupon determination date on which the determination closing value or the final index value, as applicable, is greater than or equal to 80% of the initial index value, which we refer to as the coupon barrier level.  The actual contingent quarterly payment will be determined on the pricing date.  The contingent quarterly payment, if any, will be payable quarterly on the contingent payment date, which is the third business day after the related coupon determination date.  It is possible that the closing value of the underlying index could remain below the coupon barrier level for extended periods of time or even throughout the term of the securities so that you may receive little or no contingent quarterly payments.

If the determination closing value is greater than or equal to the initial index value on any of the first four annual redemption determination dates, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent quarterly payment with respect to the related coupon determination date.  If the securities have not previously been redeemed and the final index value is greater than or equal to the coupon barrier level, the payment at maturity will also be the sum of the stated principal amount and the contingent quarterly payment with respect to the related coupon determination date.  If the securities have not been previously redeemed and the final index value is less the coupon barrier level but greater than or equal to the downside threshold level, the payment at maturity will be the stated principal amount.  However, if the securities have not previously been redeemed and the final index value is less than the downside threshold level, investors will be exposed to the decline in the closing value of the underlying index, as compared to the initial index value, on a 1 to 1 basis and receive a payment at maturity that equals the stated principal amount times the index performance factor, which is equal to the final index value divided by the initial index value, which would be less than $6.00 and could be zero.  Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent quarterly payment.  In addition, investors will not participate in any appreciation of the underlying index.

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on January 12, 2012:
Bloomberg ticker symbol:	SPX
Current index closing value:	1,295.50
52 weeks ago:	1,136.22
52 week high (on 4/29/2011):	1,363.61
52 week low (on 7/2/2010):	1,022.58

S&P 500® Index Historical Performance Daily Closing Values January 1, 2007 to January 12, 2012

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Based on the Performance of the S&P 500® Index

Key Investment Rationale

The securities offer investors an opportunity to earn a contingent quarterly payment equal to 2.25% to 2.75% of the stated principal amount with respect to each coupon determination date on which the determination closing value or the final index value, as applicable, is greater than or equal to 80% of the initial index value, which we refer to as the coupon barrier level.  The actual contingent quarterly payment will be determined on the pricing date.  The securities may be redeemed prior to maturity for the stated principal amount per security plus the applicable contingent quarterly payment, and the payment at maturity will vary depending on the final index value, as follows:
Scenario 1
On any of the first four annual redemption determination dates, the determination closing value is greater than or equal to the initial index value.

▪ The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related redemption determination date. (The redemption determination date is also a coupon determination date.)

▪ Investors will not participate in any appreciation of the underlying index from the initial index value.

Scenario 2
The securities are not automatically redeemed prior to maturity and the final index value is greater than or equal to the coupon barrier level.

▪ The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date.

▪ Investors will not participate in any appreciation of the underlying index from the initial index value.

Scenario 3
The securities are not automatically redeemed prior to maturity and the final index value is less than the coupon barrier level but greater than or equal to the downside threshold level.

▪ The payment due at maturity will be the stated principal amount.

Scenario 4
The securities are not automatically redeemed prior to maturity and the final index value is less than the downside threshold level.

▪ The payment due at maturity will be (i) the stated principal amount times (i) the index performance factor.

▪ Investors will lose some and may lose all of their principal in this scenario.

Summary of Selected Key Risks (see page 16)

▪	The securities do not guarantee the return of any principal.

▪	The contingent quarterly payment, if any, is paid on a quarterly basis and is based solely on the determination closing value on the specified coupon determination dates.

▪	You will not receive any contingent quarterly payment for any quarterly period where the determination closing value is less than the coupon barrier level.

▪	Investors will not participate in any appreciation in the level of the underlying index.

▪
The automatic early redemption feature may limit the term of your investment to approximately 1 year.  If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns.

▪
The market price of the securities will be influenced by many unpredictable factors, including the value and volatility of the underlying index, and you may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	Investing in the securities is not equivalent to investing in the underlying index or the stocks composing the underlying index.

▪	Adjustments to the underlying index could adversely affect the value of the securities.

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Based on the Performance of the S&P 500® Index

▪	Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

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Contingent Income Auto-Callable Securities due January    , 2017
Based on the Performance of the S&P 500® Index

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the determination closing value and (2) the final index value.

Diagram #1: First Four Redemption Determination Dates, Each of Which Is Also a Coupon Determination Date

Diagram #2:  The Fifteen of the First Nineteen Coupon Determination Dates That Are Not Also Redemption Determination Dates

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Contingent Income Auto-Callable Securities due January    , 2017
Based on the Performance of the S&P 500® Index

Diagram #3: Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page 12.

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Contingent Income Auto-Callable Securities due January    , 2017
Based on the Performance of the S&P 500® Index

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, do not guarantee any repayment of principal at maturity and have the terms described in the accompanying product supplement, the index supplement and the prospectus, as supplemented or modified by these preliminary terms.  The securities provide a contingent quarterly payment equal to 2.25% to 2.75% of the stated principal amount with respect to each coupon determination date on which the closing value of the underlying index is greater than or equal to the coupon barrier level.  The actual contingent quarterly payment will be determined on the pricing date.  If the closing value of the underlying index is greater than or equal to the initial index value on any redemption determination date, the securities will be automatically redeemed for an amount per security equal to the stated principal amount and the contingent quarterly payment.  In addition, if, on any coupon determination dates, the closing value of the underlying index is less than the coupon barrier level, you will not receive any contingent quarterly payment for that quarterly period.  As a result, investors must be willing to accept the risk of not receiving any contingent quarterly payment and also the risk of being exposed to the decline in the closing value of the underlying index at maturity and thus, receiving a payment at maturity that is less than $6.00 per security and could be zero, which will occur if the securities are not redeemed prior to maturity and the closing value of the underlying index is below the downside threshold level on the final determination date. Under this scenario, you could lose your entire investment. The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
January , 2012	January , 2012 (3 business days after the pricing date)	January , 2017
Key Terms
Issuer:	Morgan Stanley
Underlying index:	S&P 500® Index
Aggregate principal amount:	$
Stated principal amount:	$10 per security
Issue price:	$10 per security
Early redemption:
If, on any of the first four annual redemption determination dates, the determination closing value of the underlying index is greater than or equal to the initial index value, the securities will be automatically redeemed for an early redemption payment on the third business day following the related redemption determination date.

Early redemption payment:
The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related redemption determination date (which is also a coupon determination date).

Determination closing value:	The closing value of the underlying index on any redemption or coupon determination date other than the final determination date
Determination dates:
January    , 2013, January    , 2014, January    , 2015, January    , 2016 and January    , 2017, subject to postponement for non-index business days and certain market disruption events.  We also refer to January    , 2017 as the final determination date. Each of the redemption determination dates is also a coupon determination date.

Contingent quarterly payment:	•
If, on any coupon determination date, the determination closing value or the final index value, as applicable, is greater than or equal to the coupon barrier level, we will pay a contingent quarterly payment of $0.225 to $0.275 (2.25% to 2.75% of the stated principal amount) per security on the related contingent payment date.  The actual contingent quarterly payment will be determined on the pricing date.

•
If, on any coupon determination date, the determination closing value or the final index value, as applicable, is less than the coupon barrier level, no contingent quarterly payment will be made with respect to that coupon determination date.

Coupon determination dates:
April      , 2012, July     , 2012, October      , 2012, January      , 2013, April      , 2013, July      , 2013, October      , 2013, January      , 2014, April      , 2014, July      , 2014, October      , 2014, January      , 2015, April      , 2015, July      , 2015, October      , 2015, January      , 2016, April      , 2016, July      , 2016, October      , 2016, and January      , 2017. We also refer to January      , 2017 as the final determination date.

Contingent payment dates:
With respect to each coupon determination date other than the final determination date, the third business day after the related coupon determination date.  The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.

Payment at maturity:	•	If the final index value is greater than or equal to the coupon barrier level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date
	•	If the final index value is less than the coupon barrier level but greater than or equal to the downside threshold level:	the stated principal amount
	•	If the final index value is less than the downside threshold level:	(i) the stated principal amount times (ii) the index performance factor
Risk factors:	Please see “Risk Factors” beginning on page 16.

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Based on the Performance of the S&P 500® Index

Record date:
The record date for each contingent payment date shall be the date one business day prior to such scheduled contingent payment date; provided, however, that any contingent quarterly payment payable at maturity or upon redemption shall be payable to the person to whom the payment at maturity or early redemption payment, as the case may be, shall be payable.

Index performance factor:	The final index value divided by the initial index value
Coupon barrier level:	, which is equal to 80% of the initial index value
Downside threshold level:	, which is equal to 60% of the initial index value
Initial index value:	The closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the final determination date
Postponement of maturity date:
If the scheduled final determination date is not an index business day or if a market disruption event occurs on that day so that the final determination date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following that final determination date as postponed.

Alternate exchange calculation in the case of an event of default:
The following provision supersedes in its entirety “Description of Auto-Callable Securities — Alternate Exchange Calculation in Case of an Event of Default” in the accompanying product supplement:
In case an event of default with respect to the securities shall have occurred and be continuing, the amount of cash declared due and payable per security upon any acceleration of the securities (the “Acceleration Amount”) shall be determined by the calculation agent and shall be an amount of cash equal to the payment at maturity calculated as if the date of acceleration were the final determination date; provided that the unpaid portion of the contingent quarterly payment, if any, shall be calculated on a 30/360 basis.
If the maturity of the securities is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the securities as promptly as possible and in no event later than two business days after the date of acceleration.

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	61760T355
ISIN:	US61760T3555
Minimum ticketing size:	$1,000 / 100 securities
Tax considerations:
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement does not apply to the securities issued under this document and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the securities.  This discussion applies only to initial investors in the securities who:

•      purchase the securities at their “issue price”; and
•      will hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•      certain financial institutions;
•      insurance companies;
•      certain dealers and traders in securities, commodities or foreign currencies;
•      investors holding the securities as part of a “straddle,” conversion transaction, integrated transaction or constructive sale transaction;
•      U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
•      partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•      regulated investment companies;
•      real estate investment trusts;
•      tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
•      persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

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Contingent Income Auto-Callable Securities due January    , 2017
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This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this document may affect the tax consequences described herein. Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Pursuant to the terms of the securities, you agree to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent quarterly payment that will be treated as gross income to you at the time received or accrued in accordance with your method of tax accounting.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments of the securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•      a citizen or individual resident of the United States;
•      a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or
•      an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis.  A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.

Tax Treatment of Contingent Quarterly Payment.  Any contingent quarterly payment on the securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Early Redemption or Settlement of the Securities.  Upon a sale, exchange, early redemption or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized (other than with respect to cash attributable to the contingent quarterly payment, which should be treated as discussed above) on the sale, exchange, early redemption or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged, redeemed or settled.  Any such gain or loss recognized should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year at the time of the sale, exchange, early redemption or settlement, and should be short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the IRS were successful in asserting that the Contingent Debt Regulations applied to the securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the securities.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the securities

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Based on the Performance of the S&P 500® Index

would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Other alternative federal income tax treatments of the securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the securities and the proceeds from a sale, exchange, early redemption or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is for U.S. federal income tax purposes:

•      an individual who is classified as a nonresident alien;
•      a foreign corporation; or
•      a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

•      a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;
•      certain former citizens or residents of the United States; or
•      a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

Although significant aspects of the tax treatment of each security are uncertain, we intend to withhold on any contingent quarterly payment made to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision.  We will not be required to pay any additional amounts with respect to amounts withheld.  In order to claim an exemption from or a reduction in the 30% withholding tax, a Non-U.S. Holder of the securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for a reduction of, or an exemption from withholding under, an applicable tax treaty.  If you are a Non-U.S. Holder, you should consult your tax advisers regarding the tax treatment of the securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should

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consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any contingent quarterly payment and may be filed with the IRS in connection with the payment at maturity on the securities and the proceeds from a sale, exchange, early redemption or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking positions in the stocks of the underlying index, in futures and/or options contracts on the underlying index, or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the initial index value and, as a result, (i) the coupon barrier level which is the level at or above which the underlying index must close on each coupon determination date in order for you to earn a contingent quarterly payment and (ii) the downside threshold level, which, if the securities are not redeemed prior to maturity, is the level at or above which the underlying index must close on the final determination date in order for you to avoid being exposed to the negative performance of the underlying index at maturity.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available

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under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the securities through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.30 for each security they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for auto-callable securities.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the securities.  We encourage you to read the accompanying product supplement for auto-callable securities, the index supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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Hypothetical Examples

The below examples are based on the following terms:

Hypothetical Initial Index Value:	1,300
Hypothetical Coupon Barrier Level:	1,040, which is 80% of the hypothetical initial index value
Hypothetical Downside Threshold Level:	780, which is 60% of the hypothetical initial index value
Hypothetical Contingent Annual Payment:	$0.25 (2.5% of the stated principal amount)
Stated Principal Amount:	$10 per security

In Examples 1 and 2, the closing value of the underlying index fluctuates over the term of the securities and the determination closing value of the underlying index is greater than or equal to the hypothetical initial index value of 1,300 on one of the first four annual redemption determination dates.  Because the determination closing value is greater than or equal to the initial index value on one of the first four annual redemption determination dates, the securities are automatically redeemed following the relevant redemption determination date.  In Examples 3, 4 and 5, the determination closing value on the first four annual redemption determination dates is less than the initial index value, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Determination Closing Value	Contingent Quarterly Payment	Early Redemption Amount*	Hypothetical Determination Closing Value	Contingent Quarterly Payment	Early Redemption Amount
Coupon #1	910	$0	N/A	950	$0	N/A
Coupon #2	1,300	$0.25	N/A	1,300	$0.25	N/A
Coupon #3	1,400	$0.25	N/A	1,000	$0	N/A
Redemption #1 and Coupon #4	1,250	$0.25	N/A	1,560	—*	$10.25
Coupon #5	1,000	$0	N/A	N/A	N/A	N/A
Coupon #6	900	$0	N/A	N/A	N/A	N/A
Coupon #7	1,000	$0	N/A	N/A	N/A	N/A
Redemption #2 and Coupon #8	1,300	—*	$10.25	N/A	N/A	N/A
Coupon #9	N/A	N/A	N/A	N/A	N/A	N/A
Coupon #10	N/A	N/A	N/A	N/A	N/A	N/A
Coupon #11	N/A	N/A	N/A	N/A	N/A	N/A
Redemption #3 and Coupon #12	N/A	N/A	N/A	N/A	N/A	N/A
Coupon #13	N/A	N/A	N/A	N/A	N/A	N/A
Coupon #14	N/A	N/A	N/A	N/A	N/A	N/A
Coupon #15	N/A	N/A	N/A	N/A	N/A	N/A
Redemption #4 and Coupon #16	N/A	N/A	N/A	N/A	N/A	N/A
Coupon #17	N/A	N/A	N/A	N/A	N/A	N/A
Coupon #18	N/A	N/A	N/A	N/A	N/A	N/A
Coupon #19	N/A	N/A	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
* The Early Redemption Amount includes the unpaid contingent quarterly payment with respect to the redemption determination date on which the determination closing value is greater than or equal to the initial index value and the securities are redeemed as a result.

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▪
In Example 1, the securities are automatically redeemed following the second redemption determination date as the determination closing value on the second redemption determination date is equal to the initial index value.  As the determination closing values on the second, third and fourth coupon determination dates are greater than the coupon barrier level, you receive the contingent payment of $0.25 with respect to each such coupon determination date.  Following the second redemption determination date, you receive an early redemption amount of $10.25, which includes the contingent quarterly payment with respect to the second redemption determination date (which is also the fourth coupon determination date).  You receive the early redemption payment, calculated as follows:

stated principal amount + contingent quarterly payment = $10 + $0.25 = $10.25

In this example, the early redemption feature limits the term of your investment to approximately 2 years and you may not be able to reinvest at comparable terms or returns.  If the securities are redeemed early, you will stop receiving contingent payments.

▪
In Example 2, the securities are automatically redeemed following the first redemption determination date as the determination closing value on the first redemption determination date is greater than the initial index value.  As the determination closing value on the second coupon determination date is greater than the coupon barrier level, you receive the contingent payment of $0.25 with respect to such coupon determination date.  Following the first redemption determination date, you receive an early redemption amount of $10.25, which includes the contingent quarterly payment with respect to the first redemption determination date (which is also the fourth coupon determination date).

In this example, the early redemption feature limits the term of your investment to approximately 1 year and you may not be able to reinvest at comparable terms or returns.  If the securities are redeemed early, you will stop receiving contingent payments.  Further, although the underlying index has appreciated by 20% from its initial index value on the first redemption determination date, you only receive $10.25 per security and do not benefit from such appreciation.

Examples 3, 4 and 5 illustrate the payment at maturity per security based on whether the final index value is greater or less than the coupon barrier level and the downside threshold level.

	Example 3			Example 4
Determination Dates	Hypothetical Determination Closing Value	Contingent Quarterly Payment	Early Redemption Amount	Hypothetical Determination Closing Value	Contingent Quarterly Payment	Early Redemption Amount
Coupon #1	1,000	$0	N/A	1,000	$0	N/A
Coupon #2	900	$0	N/A	900	$0	N/A
Coupon #3	850	$0	N/A	850	$0	N/A
Redemption #1 and Coupon #4	800	$0	N/A	800	$0	N/A
Coupon #5	700	$0	N/A	700	$0	N/A
Coupon #6	800	$0	N/A	800	$0	N/A
Coupon #7	900	$0	N/A	900	$0	N/A
Redemption #2 and Coupon #8	1,000	$0	N/A	1,000	$0	N/A
Coupon #9	900	$0	N/A	900	$0	N/A
Coupon #10	850	$0	N/A	850	$0	N/A
Coupon #11	800	$0	N/A	800	$0	N/A
Redemption #3 and Coupon #12	700	$0	N/A	700	$0	N/A
Coupon #13	800	$0	N/A	800	$0	N/A
Coupon #14	900	$0	N/A	900	$0	N/A
Coupon #15	1,000	$0	N/A	1,000	$0	N/A

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Redemption #4 and Coupon #16	900	$0	N/A	900	$0	N/A
Coupon #17	850	$0	N/A	850	$0	N/A
Coupon #18	800	$0	N/A	800	$0	N/A
Coupon #19	700	$0	N/A	700	$0	N/A
Final Determination Date	910	$0	N/A	715	$0	N/A
Payment at Maturity	$10.00			$5.50
* The final contingent quarterly payment, if any, will be paid at maturity.

▪
In Example 3, the closing value of the underlying index remains below the coupon barrier level throughout the term of the securities and on the final determination date is less than the coupon barrier but greater than the downside threshold level.  As a result, you do not receive any contingent payments during the term of the securities and, at maturity, you receive the stated principal amount of $10.00 per security.

In this example, although the final index value represents a 30% decline from the initial index value, you receive at maturity the stated principal amount because the final index value is greater than the downside threshold level.

▪
In Example 4, the closing value of the underlying index decreases to a final index value of 715, which is less than the downside threshold level.  As a result, you are fully exposed to the decline in the closing price of the underlying index at maturity.  Your payment at maturity equals the product of (i) the stated principal amount and (ii) the index performance factor and, is calculated as follows:

the stated principal amount × the index performance factor	=	$10 × (final index value/index value)
	=	$10 × (715/1300)
	=	$10 × .55
	=	$5.50
In this example, because the final index value is less than the downside threshold level, you are exposed to the decline in the closing value of the underlying index.

	Example 5
Determination Dates	Hypothetical Determination Closing Price	Contingent Quarterly Payment	Early Redemption Amount
Coupon #1	1,100	$0.25	N/A
Coupon #2	900	$0	N/A
Coupon #3	850	$0	N/A
Redemption #1 and Coupon #4	800	$0	N/A
Coupon #5	1,100	$0.25	N/A
Coupon #6	1,400	$0.25	N/A
Coupon #7	900	$0	N/A
Redemption #2 and Coupon #8	1,000	$0	N/A
Coupon #9	1,100	$0.25	N/A
Coupon #10	850	$0	N/A

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Coupon #11	800	$0	N/A
Redemption #3 and Coupon #12	1,200	$0.25	N/A
Coupon #13	800	$0	N/A
Coupon #14	1,100	$0.25	N/A
Coupon #15	1,000	$0	N/A
Redemption #4 and Coupon #16	900	$0	N/A
Coupon #17	1,200	$0.25	N/A
Coupon #18	800	$0	N/A
Coupon #19	700	$0	N/A
Final Determination Date	1,105	$0	N/A
Payment at Maturity	$10.25
* The final contingent quarterly payment, if any, will be paid at maturity.

▪
In Example 5, the closing value of the underlying index decreases to a final index value of 1,105.  As the determination closing values on the first, fifth, sixth, ninth, twelfth, fourteenth and seventeenth coupon determination dates are greater than the coupon barrier level, you receive the contingent payment of $0.25 with respect to each such coupon determination date. Although the final index value is less than the initial index value, because the final index value is still not less than the coupon barrier level, you receive the stated principal amount plus a contingent quarterly payment with respect to the final determination date.  Your payment at maturity is calculated as follows:

$10 + $0.25 = $10.25

In this example, although the final index value represents a 15% decline from the initial index value, you receive the stated principal amount per security plus the contingent quarterly payment, equal to a total payment of $10.25 per security at maturity.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, the index supplement and the prospectus.  You should also consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

▪
The securities do not guarantee the return of any principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity.  Instead, if the securities have not been automatically redeemed prior to maturity and if the final index value is less than the downside threshold level, you will be exposed to the decline in the closing value of the underlying index, as compared to the initial index value, on a 1 to 1 basis and your payment at maturity will be equal to the stated principal amount times the index performance factor and will be less than $6.00 for each security that you hold and could be zero.

▪
The contingent quarterly payment is based solely on the determination closing value or the final index value, as applicable.  Whether the contingent quarterly payment will be made with respect to a coupon determination date will be based on the determination closing value or the final index value, as applicable.  As a result, you will not know whether you will receive the contingent quarterly payment until the related coupon determination date.  Moreover, because the contingent quarterly payment is based solely on the determination closing value on a specific coupon determination date or the final index value, as applicable, if such determination closing value or final index value is less than the coupon barrier level, you will not receive any contingent quarterly payment with respect to such coupon determination date, even if the closing value of the underlying index was higher on other days during the term of the securities.

▪
You will not receive any contingent quarterly payment for any quarterly period where the determination closing value is less than the coupon barrier level.  A contingent quarterly payment will be made with respect to a quarterly period only if the determination closing value is greater than or equal to the coupon barrier level.  If the determination closing value remains below the coupon barrier level on each coupon determination date over the term of the securities, you will not receive any contingent quarterly payments.

▪
Investors will not participate in any appreciation in the level of the underlying index.  Investors will not participate in any appreciation in the level of the underlying index from the initial index value, and the return on the securities will be limited to the contingent quarterly payment that is paid with respect to each coupon determination date on which the determination closing value or the final index value, as applicable, is greater than or equal to the coupon barrier level.  It is possible that the closing value of the underlying index could be below the coupon barrier level on most or all of the coupon determination dates so that you will receive little or no contingent quarterly payments.  If you do not earn sufficient contingent quarterly payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

▪
Early redemption risk. The term of your investment in the securities may be limited to as short as approximately 1 year by the automatic early redemption feature of the securities.  If the securities are redeemed prior to maturity, you will receive no more contingent quarterly payments and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  Although we expect that generally the closing value of the underlying index on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

o	the value and volatility (frequency and magnitude of changes in value) of the underlying index,

o	whether the determination closing value has been below the coupon barrier level on any coupon determination date,

o	dividend rates on the on the securities underlying the index,

o	interest and yield rates in the market,

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o	time remaining until the securities mature,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index and which may affect the final index value of the underlying index,

o	the composition of the index and changes in the constituent stocks of the index, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities on each contingent payment date, upon automatic redemption or at maturity, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
Not equivalent to investing in the underlying index.  Investing in the securities is not equivalent to investing in the underlying index or its component stocks.  As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪
Adjustments to the underlying index could adversely affect the value of the securities.  The underlying index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index.  The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.  If the calculation agent determines that there is no appropriate successor index, the payment at maturity on the securities will be an amount based on the closing prices at maturity of the securities composing the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the underlying index last in effect prior to discontinuance of the underlying index.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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▪
Hedging and trading activity by our subsidiaries could potentially affect the value of the securities.  One or more of our subsidiaries expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  Some of our subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and, as a result, (i) the coupon barrier level which is the level at or above which the underlying index must close on each coupon determination date in order for you to earn a contingent quarterly payment and (ii) the downside threshold level, which, if the securities are not redeemed prior to maturity, is the level at or above which the underlying index must close on the final determination date in order for you to avoid being exposed to the negative performance of the underlying index at maturity.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the level of the underlying index on the redemption determination dates and, accordingly, whether the securities are automatically called prior to maturity and, if the securities are not called prior to maturity, the payout to you at maturity.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MS & Co. will determine the initial index value, the coupon barrier level, the downside threshold level, the final index value, the index performance factor, whether the contingent quarterly payment will be paid on each contingent payment date, whether the securities will be redeemed following any redemption determination date, whether a market disruption event has occurred and the payment that you will receive upon an automatic early redemption or at maturity, if any.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or nonoccurrence of market disruption events, and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the underlying index, may affect the payout to you upon an automatic early redemption or at maturity.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and our counsel has not rendered an opinion as to their proper tax treatment.

Please read the discussion under “Fact Sheet – General Information – Tax considerations” in this document concerning the U.S. federal income tax consequences of an investment in the securities.  Pursuant to the terms of the securities, you agree to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent quarterly payment that will be treated as gross income to you at the time received or accrued in accordance with your method of tax accounting.  If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income or loss on the securities might differ significantly from the tax treatment described herein.  Non-U.S. Holders should note that we currently intend to withhold on any contingent quarterly payment paid to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein.

In 2007, the U.S. Treasury Department  and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors  should be subject to withholding tax.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdictions.

January 2012	Page 19

Contingent Income Auto-Callable Securities due January    , 2017
Based on the Performance of the S&P 500® Index

Information about the S&P 500® Index

The S&P 500® Index.  The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

License Agreement between S&P and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Morgan Stanley.  See “S&P 500® Index” in the accompanying index supplement.

Historical Information

The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the period from January 1, 2007 through January 12, 2012.  The related graph sets forth the daily closing values of the underlying index for the same period.  The closing value of the underlying index on January 12, 2012 was 1,295.50.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying index at any time, including the redemption and coupon determination dates.

S&P 500® Index	High	Low	Period End
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter (through January 12, 2012)	1,295.50	1,277.06	1,295.50

January 2012	Page 20